Exhibit 10.23

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into as of the 27th day of February, 2004, by and between CENTENE CORPORATION, a Wisconsin corporation (hereinafter called the “Company”), and Lisa Wilson (hereinafter called the “Executive”).

1. Employment. Company hereby employs Executive in an Officer level capacity as Vice-President-Investor Relations, with such other or additional titles or positions as Company’s President, or Board of Directors may, from time to time, determine.

2. Duties. During the employment period, Executive shall faithfully perform her duties to the best of her ability and in accordance with the directions and orders (and to the satisfaction) of the Company’s President, Officers, and Board of Directors of Company, and she shall devote her full working time, attention and energy to the performance of her duties.

In addition to the duties assigned to her by the Company’s President, Officers, and/or Board of Directors of Company, Executive shall perform such other duties as are commensurate with her position and responsibilities, including without limitation, exercising her best judgment; safeguarding and saving from waste the assets of Company; and following, maintaining, and implementing the business plans, budgets, business procedures and directives established and promulgated by Company, as modified or amended from time to time. Executive will also be obligated to comply with all internal Company policies, which may be developed, withdrawn or modified from time to time at Company’s discretion, that are applicable to other employees.

Except as otherwise provided herein, during the term hereof, Executive shall not render services, directly or indirectly, to any other person or organization without her Supervisor’s prior written consent and shall not engage in any activity that would interfere significantly with the faithful performance of her duties thereunder. Executive may perform minor services for which she does not receive compensation, provided that the activity does not conflict with the provisions of her duties, without written consent.

3. Compensation. As compensation for all services rendered by Executive under this agreement, company shall pay to Executive, in accordance with its then prevailing payroll practices, a salary at the annualized rate of $250,000.00, less applicable payroll deductions. This salary may be adjusted from time to time as directed by the Company’s President or Board of Directors. Executive’s first review shall be on or before December 31,2004.

4. Other Employment Benefits. During the Employment Period:

(a)	Company shall reimburse Executive monthly for actual, reasonable, and necessary out-of-pocket expenses she incurs on Company’s business in compliance with company policies and procedures.

(b)

Executive shall participate in such of Company’s Executive fringe benefit plans or arrangements as provided for all Executives, subject to their terms and conditions, including but not limited to health insurance plans, 401K plans, disability insurance plans, deferred compensation plans and tax preparation and financial planning. Both parties recognize that plans and arrangements may be added, withdrawn, or modified from time to time at Company’s sole discretion.

(c)	During the Employment Term, Executive shall be entitled to a number of vacation days as established in the standard company policy. Executive shall accrue and receive full compensation and benefits during her vacation leave periods. Vacation leave shall be taken at such times as do not have an adverse effect on the operations or transactions of the Company or otherwise as Executive and her immediate supervisor shall agree.

(d)	Executive will be eligible for a bonus pursuant to the terms of the bonus plan applicable to other similar executives. A bonus of $75,000 will be guaranteed for the first year. The annual target bonus is 30% of base salary with potential to exceed that level upon the attainment of certain financial and operational goals. This award is at the discretion of the Company’s President. The Bonus Plan may be adjusted from time to time as directed by the Company’s President.

(e)	The Executive will be entitle to receive reimbursement of reasonable relocation expenses, including those for packing, moving and (to the extent necessary) short-term storage of household items, pursuant to Centene’s existing relocation program.

(f)	Company agrees to grant to Executive on or before date of hire an option to acquire 15,000 shares, in addition to the 15,000 options granted in June 2003, of common stock of Company, pursuant to any of Employer’s stock option plans, for the price and under the terms of vesting and all other terms and conditions as set forth in the Stock Option Agreement. Stock sales by Executive will be subject to Company’s Trading Policy which is also applicable to other employees.

(g)	Executive will be paid a signing bonus of $50,000 payable within Thirty (30) days of assuming her employment with Company.

(h)	The Company will assume the obligations on the lease held by In-Site Communications, Inc. for the premises located at In-Site Communications, Inc., 950 Third Avenue, 9th Floor, New York, NY 10022 up to a total cost of $6,279.06/per month or $75,348.75/per annum, before annual real estate assessment charges and including other associated charges (Electric, Estimated Operating Expenses, Messenger Center).

(i)	The Company will assume the obligations on the remainders of lease(s) and any additional associated costs held by In-Site Communications, Inc.

for the postage meter and copier equipment located at In-Site Communications, Inc., 950 Third Avenue, 9th floor New York, NY 10022, for the remainder of the 36 month lease on copier equipment (commenced May 2002) at $169 per month plus overages and remainder of 36 month lease on postage meter (commenced March 2002) at $ 195 per quarter plus applicable taxes.

(j)	The Company will purchase all office equipment owned by In-site Communications, Inc. for the total sum of $35,000.

5. Termination of Employment.

(a)	Termination for Cause. If the Company terminates Executive’s employment for Cause, Executive shall be entitled only to payment of that portion of her salary earned through and including the termination date at the rate of salary in effect at that time. The term “for cause” shall include Executive engaging in (i) criminal acts or acts that are dishonest, fraudulent or similar misconduct while acting for the Company or which reflect negatively on the reputation of the Company; (ii) acts that the Company determines, after affording Employee an opportunity to be heard, could expose the Company to claims of illegal harassment or discrimination in employment;( iii) acts that the Company determines, after affording Employee an opportunity to be heard, constitute material breaches of this Agreement; and (iv) acts that the Company determines, after affording Employee an opportunity to be heard, constitute negligence in performance or intentional nonperformance of duties and which continue fifteen (15) days after receipt by Employee of the written determination from the Company and its notice to cure.

(b)	Resignation. Executive may resign from her employment with the Company at any time by providing written notice of her resignation to her immediate supervisor at least thirty (30) days before the resignation date, in which case she shall be entitled to compensation as provided in Subsection 5(e).

(c)	Death. If Executive dies during her employment, or Executive is entitled to receive payments from the Company at the time of her death, Executive’s estate or personal representative shall be entitled to receive that portion of the salary, at the rate in effect at Executive’s death, that Executive earned through and including the date of Executive’s death.

(d)

Disability. If Executive becomes disabled such that she can not perform the essential functions of her position, the Board may terminate Executive’s employment by providing written notice to Executive at least Seventy Two (72) hours before the termination date. If Executive resigns from employment with the Company as a result of a disability, or the

Company terminates Executive’s employment as a result of a disability, Executive shall be entitled to receive that portion of her salary, at the rate in effect at the time she became disabled, that she earned through and including the termination or resignation date, as applicable.

(e)	Compensation Following Termination or Resignation. If the Company terminates Executive’s employment other than for Cause the Company shall pay Executive that portion of her salary earned through and including the termination date at the rate of salary in effect at that time, plus an amount equal to Fifty two (52) weeks of her annualized salary paid in accordance with the then current payroll practices and Company’s severance pay plan, and conditioned upon Executive’s signing, and not revoking, a complete Release of any and all claims.

If Executive’s resigns her employment the Company shall pay Executive that portion of her salary earned through and including the resignation date at the rate of salary in effect at that time.

(f)	Change of Control. In the event of a “Change in Control” which, within 12 months from and after such Change in Control results in (a) the involuntary termination of Executive’s employment by the Company, or (b) the voluntary resignation of employment by Executive because of (i) the reduction of Executive’s compensation, (ii) a material adverse change in Executive’s position with the Company or the nature or scope of Executive’s duties or (iii) a request by the Company or the surviving entity of the transaction that resulted in the Change of Control that Executive relocate outside of the_(specify area) which Executive refuses, then Executive shall receive severance equal to (52) weeks pay, but conditioned upon Executive’s signing, and not revoking, a complete Release of any and all claims.

6. Covenants.

(a)	Return of Company Records and Property. Executive agrees that upon termination of Executive’s employment, whether with or without cause, Executive will surrender to the Company in good condition all documents, electronic files, property and equipment belonging to Company and all records kept by Executive containing the names, addresses or any other information with regard to the Company, including but not limited to those concerning any operational, financial or other confidential documents given to Executive during Executive’s employment with Company.

(b)

Non-disclosure by Executive. The Executive acknowledges and agrees that any information obtained by Executive while employed by the Company, including but not limited to investor contacts, financial, promotional, marketing, training or operational information, and employment data is highly confidential, and is important to the Company and to the effective operation of the Company’s business. Executive, therefore, agrees that while employed by the Company, and at any time thereafter, Executive will make no disclosure of any kind, directly or indirectly, concerning any such confidential matters relating to the Company or any of its activities. The information which Executive had prior to her employment with Centene and information which is publicly available is specifically excluded from Paragraph 6(c).

(c)	Non-competition by Executive. If the employment of Executive is terminated for any reason whatsoever, whether by Executive or Company and whether with cause or without cause, provided the Company has made payments to the extent required by Section 5(e), Executive agrees that for a period of two years after the date of such termination, Executive will not, either personally or as an employee, agent, director, officer, shareholder, associate, partner, manager, agent, advisor, independent contractor, proprietor, consultant or otherwise: (i) engage in or for any managed care organization which is competitive with any business in which Company is engaged as of the termination date; (ii) solicit, divert or take away from Company the services of any of the employees or agents of Company, or induce in any way any nonperformance of any of the obligations of such employees or agents to Company; and (iii) undertake, or engage in, any employment or business activities involving the disclosure or use of Company’s trade secrets or confidential information.

(d)	Enforcement. In the event of a breach or threatened breach by the Executive of the provisions of this Agreement, the Company shall be entitled to a restraining order and/or an injunction restraining the Executive from utilizing or disclosing, in whole or in part, the list of the Company’s investor contacts, employees, or financial, operational, promotional, marketing, or training information, or from rendering any services to any persons, firm, corporation, association, or other entity to whom such list or information, in whole or in part, has been disclosed or is threatened to be disclosed.

7. Litigation. Executive agrees that during her employment or thereafter, she shall do all things, including the giving of evidence and truthful testimony in suits and other proceedings, which Company shall deem necessary or proper to obtain, maintain or assert rights accruing to Company during the employment period and in connection with which Executive has knowledge, information or expertise. All reasonable expenses incurred by Executive in fulfilling the duties set forth in this paragraph 8 shall be reimbursed by Company to the full extent legally appropriate, including, without limitation, a reasonable payment for Executive’s time.

8. Modification. No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and signed by all parties therefore.

10. Entire Agreement. This instrument constitutes the entire agreement of the parties hereto with respect to Executive’s employment and her compensation therefore.

11. Waiver. The failure to enforce at any time any of the provisions of this agreement or to require at any time performance by any party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of each party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

12. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

13. Pronouns. As used herein, the term “Executive” and the pronouns therefore have been used for convenience only, and corresponding terms reflecting the proper gender of Executive shall be deemed substituted by the parties hereto where appropriate.

14. Successors. This Agreement shall be binding upon and shall inure to the benefit of Company and any successor or assign of Company. For the purposes of this Agreement, the terms “successor or assign” shall mean any person, firm, corporation, or other business entity which, at any time, whether by merger, purchase, assignment or otherwise, shall acquire the assets or business of Company in part or as a whole.

This Agreement shall also be binding upon and shall inure to the benefit of Executive and her legal representatives and assigns, except that Executive’s obligations to perform such future services and rights to receive payment therefore are hereby expressly declared to be non-assignable and non-transferable.

15. Governing Law. This Agreement shall be interpreted and executed in accordance with the substantive laws of the State of Missouri without regard to choice of law.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year first above written.

CENTENE CORPORATION

By	/s/ Carol Goldman
“Company”

By	/s/ Lisa Wilson
“Executive”